UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: January 24, 2014

(Date of earliest event reported)

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-124878	59-3796143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina

(Address of principal executive offices)

28078

(Zip Code)

(704) 992-2000

Registrant’s telephone number, including area code:

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 24, 2014, ATD Merger Sub II LLC (“Buyer” or “Merger Sub”), an indirect wholly-owned subsidiary of American Tire Distributors Holdings, Inc. (“Holdings”) and American Tire Distributors, Inc., a direct wholly-owned subsidiary of Holdings (“ATDI”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hercules Tire Holdings LLC, a Delaware limited liability company (the “Target”), the equityholders of Target (each a “Seller” and, collectively, the “Sellers”) and the Sellers’ Representative, pursuant to which Merger Sub will be merged with and into the Target (the “Merger”), with the Target being the surviving entity and becoming an indirect wholly-owned subsidiary of Holdings. The Target owns all of the capital stock of The Hercules Tire & Rubber Company, a Connecticut corporation (“Hercules”). The Target has no material assets or operations other than its ownership of Hercules. Hercules is engaged in the business of purchasing, marketing, distributing and selling after-market replacement tires for passenger cars, trucks, and certain off road vehicles to tire dealers, wholesale distributors, retail distributors and other in the United States, Canada and internationally.

The consummation of the Merger, which is subject to customary closing conditions, is expected to occur by the end of January 2014. The Merger Agreement provides for the payment of aggregate cash consideration of approximately $310.0 million, subject to certain customary pre-closing adjustments (the “Closing Purchase Price”), plus up to $10.0 million in additional consideration contingent upon the occurrence of certain performance-related and other post-closing events (to the extent payable, the “Additional Purchase Price” and, collectively with the Closing Purchase Price, the “Purchase Price.”) The Closing Purchase Price is subject to certain post-closing adjustments, including, but not limited to, working capital adjustments. Neither Merger Sub, Holdings, ATDI nor any of their affiliates have had a material relationship with the Target or Sellers other than in respect of the Merger Agreement. The Purchase Price is expected to be funded by a combination of the issuance of additional debt, an equity contribution from Holdings’ indirect parent and borrowings under Holdings’ credit agreement.

Under the Merger Agreement, Merger Sub, ATDI, the Target and Sellers and their affiliates made representations, warranties and covenants customary for a transaction of this nature. The representations and warranties contained in the Merger Agreement were made only for purposes of that agreement and as of the specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties, including being qualified by disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations and warranties or any description thereof as characterizations of an actual state of facts or condition of any of the parties to the Merger Agreement or any of their subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which information may or may not be fully reflected in public disclosures. ATDI’s obligations under the Merger Agreement are limited to its guarantee of Merger Sub’s payment of the Purchase Price.

This summary of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which Holdings intends to file as an exhibit to its Quarterly Report on Form 10-Q for the period ending April 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC. (Registrant)

January 28, 2014	By:	/s/ JASON T. YAUDES
	Name:	Jason T. Yaudes
	Title:	Executive Vice President and
Chief Financial Officer